                 EXHIBIT 10(vi)

ADVERTISING AGREEMENT

THIS AGREEMENT dated the 30th Day of September 2005.

BETWEEN:

RIVERSIDE MANITOBA, INC., having offices located at 440-375 Water Street, Vancouver, British Columbia, V6E 2P4

(herein referred to as "The Advertiser ”)

AND:

MANGAPETS INC., a Delaware corporation with principal address at Suite 440-375 Water Street, Vancouver, B.C. V6B 5C6

(herein referred to as "The Company”)

RECITALS

WHEREAS, Company is engaged in the business of providing Internet products and services, including advertising services; and

WHEREAS, Advertiser desires to purchase advertising services from Company as specified in this Agreement;

NOW, THEREFORE, the parties agree to the following terms and conditions:

1. DEFINITIONS.

(a) "Advertisement" means the text, possible web link, and/or graphic (GIF or JPEG) file or file of such other format as Company may designate from time to time, supplied by Advertiser to be published by Company on Company's Web Site and which may contain a link to Advertiser's web site or to a web site specified by Advertiser.

(b) "Advertising Program" means an Advertiser's particular selection and purchase of advertising space and services for publication of its Advertisements on Company's Web Site.

(c) "Company's Web Site" means a collection of HTML documents accessible by the public via the Internet at the Universal Resource Locator ("URL") http://www.mangapets.com, or such other URL as may be designated from time to time in writing by Company.

(d) "Rate Card" means the information regarding Company advertising services, rates, and technical requirements for Advertiser Submissions for publication on Company's Web Site, a copy of which Rate Card may be attached hereto.

(e) "Advertiser Submission" means all information and items necessary for Company's publication of Advertiser's Advertisements, including initial Advertising Program information, Advertisements, changes and updates to Advertisements, and replacement or new Advertisements.

(f) “Effective Date” means the date the Company’s web portal and web site www.mangapets.com is developed and becomes fully functional as defined in the Company’s Portal Development Agreement dated July 15, 2005 with Sygenics Interactive Inc. (“Sygenics”)

2. COMPANY SERVICES.

(a) Advertising Services. Company will publish Advertiser's Advertisements on Company's Web Site according to the level of service selected from the Rate Card or Advertising Program. Advertiser shall retain all right, title and interest in and to its Advertisements (including the copyright ownership thereof), and Advertiser hereby grants Company a royalty-free worldwide license, without payment or other charge therefore, to use, display, perform, reproduce and distribute the Advertisements, and such other licenses with respect to the Advertisements necessary to fulfill the intention of this Agreement.

(b) According to the ad(s) chosen, Advertisements are based on location on Company's web site or based on number of page views or a combination of both.

(c) No Warranty. Company may at its sole discretion provide reports to Advertiser. Company makes no warranty, express or implied, as to any matter, including, without limitation, the Advertising Program and other services provided hereunder or their accuracy. Company expressly disclaims the warranties of Non-Infringement, Merchantability, and Fitness for any Particular Purpose.

(d)Status reports: MangaPets Inc. will provide the Advertiser with a URL that displays total site page views upon request. MangaPets Inc. does not and cannot make any representation or warranty as to the number, frequency or duration of any such page views.

3. ADVERTISER SUBMISSIONS.

(a) Submission Deadline. Company must receive all Advertiser Submissions at least five (5) business days prior to the scheduled date of publication for each relevant Advertisement ("Submission Deadline").

(b) Changes and Cancellations. All changes to and/or cancellations of Advertiser Submissions must be made in writing and received by Company prior to the Submission Deadline.

(c) Rejections. Company may, in its complete discretion, refuse at any time, prior to or during publication, for any reason to accept any Advertiser Submission and/or to publish any Advertisement. [In the event Company exercises such discretion, Company shall refund the applicable pro rata portion of fees paid for advertising services not yet provided.]

4. ADVERTISER WARRANTY AND INDEMNIFICATION.

(a) Advertiser Warranty. Advertiser hereby represents and warrants to Company:

(i) No Infringement. Advertiser's Advertisements do not now, and will not, violate any criminal laws or any rights of any third parties, including, but not limited to, infringement or misappropriation of any copyright, patent, trademark, trade secret, music, image, or other proprietary or property right, false advertising, unfair competition, defamation, invasion of privacy or rights of celebrity, violation of any antidiscrimination law or regulation, or any other right of any person or entity.

(ii) No Objectionable Content. Advertiser's Advertisements do not now, and will not, include any material that is: unlawful, harmful, fraudulent, threatening, abusive, harassing, defamatory, vulgar, obscene, profane, hateful, racially, ethnically or otherwise objectionable, including, without limitation, any material that encourages conduct that would constitute a criminal offense, give rise to civil liability, or otherwise violate any applicable local, state, national or international law.

(b) Indemnification. Advertiser shall indemnify and hold Company, its officers agents, directors, employees and distributors harmless from and against all actions, claims, damages, costs and expenses (including attorney's fees) arising out of or with respect to: (i) any breach of the foregoing warranties; or (ii) any other third party claim in connection with Advertiser's Advertisements.

5. ADVERTISING PAYMENTS.

Advertiser shall pay Company according to the prices and terms listed in the Rate Card or as specified in the Advertising Program or as agreed upon.

6. CONFIDENTIALITY.

(a) Defined. "Confidential Information" will mean: (i) Advertisements, prior to publication, (ii) any Company Web Site statistics, such as number of visitors/unique viewers, page views, etc., which shall be considered Company's Confidential Information, and (iii) any information designated in writing by the disclosing party as "confidential" or "proprietary."

(b) Obligations. During the term of this Agreement and for a period of three (3) years thereafter, neither party will use or disclose any Confidential Information of the other party except as specifically contemplated herein. The foregoing restrictions will not apply to information that (i) has been independently developed by the receiving party, (ii) has become publicly known through no wrongful act of the receiving party, (iii) has been rightfully received from a third party authorized to make such disclosure, (iv) has been approved for release by the disclosing party in writing, or (v) is required to be disclosed by a competent legal tribunal.

7. LIMITATION ON DAMAGES.

(a) Limitation. In no event will Company be liable to Advertiser for any lost profits, lost data, costs of procurement of substitute goods or services, or any form of special, incidental, indirect, consequential or punitive damages of any kind (whether or not foreseeable), whether based on breach of contract, tort (including negligence), product liability or otherwise, even if Company is informed in advance of the possibility of such damages. Company's total liability under this Agreement is limited to the payments received by Company from Advertiser hereunder for the current term of this Agreement only, without regard to any previous agreements or versions of this Agreement between the Company and the Advertiser.

(b) Failure of Essential Purpose. The parties have agreed that the limitations and exclusions of liability specified in this Agreement will survive and apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose.

(c) Basis of the Bargain. Advertiser acknowledges that Company has set its rates and entered into this Agreement in reliance upon the limitations of liability and the disclaimers of warranties and damages set forth herein, and that the same form an essential basis of the bargain between the parties.

8. TERM AND TERMINATION.

(a) Term. The term of this Agreement commences on the Effective Date and, unless earlier terminated in accordance with this Section 8 or Section 3, will continue in effect for the full term of the agreement. This Agreement may not be renewed. If Advertiser is interested in continuing Advertising with the Company, a new Agreement will be signed. Prices in the Rate Card or Advertising Program will be subject to updates and changes and must be agreed to be both parties in the new Agreement.

(b) Termination. In the event of a breach by Advertiser of any of its obligations hereunder, Company may terminate this Agreement immediately upon written notice (see Section 9(d)) to Advertiser. In the event of a breach by Company of any of its obligations hereunder, Advertiser may terminate this Agreement upon thirty (30) days written notice to the other party.

(c) Effect of Termination. (i) Payment Obligations. If this Agreement is terminated by Company for breach by Advertiser, Advertiser shall remain liable for the value of the payments which are due or would otherwise become due and payable under the terms of this Agreement as fully performed. If this Agreement is terminated by Advertiser for breach by Company, Advertiser shall remain liable solely for the value of the payments which are due for advertising services already provided hereunder. (ii) Survival. The following provisions will survive the expiration or termination of this Agreement for any reason: Section 1 (Definitions), Section 2 (No Warranty), Section 3(c), Section 4 (Indemnification), Section 6 (Confidentiality), Section 7 (Limitation on Damages), Section 8(c) (Effect of Termination), and Section 9 (General). (iii) Return of Materials. Upon expiration or termination of this Agreement for any reason, Advertiser will promptly and at the direction of Company either destroy, or return to Company, and will not take or use, all items of any nature that belong to Company or its Advertisers or other customers and all records (in any form, format, or medium) containing or relating to Confidential Information.

9. GENERAL.

(a) Assignment. Advertiser may not assign this Agreement in whole or in part, by operation of law or otherwise, without Company's written consent, and any attempted assignment of this Agreement without such consent will be null and void.

(b) Governing Law. The validity, construction and performance of this Agreement, and the legal relations between the parties to this Agreement, will be governed by and construed in accordance with the laws of the State of Delaware, excluding that body of law applicable to conflicts of law.

(c) Force Majeure. Except for the obligation to pay money, neither party will be liable to the other party for any failure or delay in performance caused by reasons beyond such party's reasonable control, and such failure or delay will not constitute a breach of this Agreement.

(d) Notices. Any notices under this Agreement will be sent by confirmed email, confirmed facsimile, nationally-recognized express delivery service, or certified or registered mail, return receipt requested, to the address specified on the cover sheet or such other address as the party specifies in writing. Notice by confirmed facsimile or express delivery service will be deemed received and effective upon delivery. Notice by certified or registered mail will be deemed received and effective five (5) days after dispatch.

(e) Waiver. The waiver of any breach or default of this Agreement will not constitute a waiver of any subsequent breach or default, and will not act to amend or negate the rights of the waiving party.

(f) Severability. If one or more of the provisions contained in this Agreement is determined to be invalid, illegal or unenforceable in any respect under any applicable statute or rule of law, then such provision will be considered inoperable to the extent of such invalidity, illegality or unenforceability, and the remainder of this Agreement will continue in full force and effect. The parties hereto agree to replace any such invalid, illegal or unenforceable provision with a new provision that has the most nearly similar permissible economic and legal effect.

IN WITNESS WHEREOF the parties hereto have set their hands and seals the day and year first above written.

RIVERSIDE MANITOBA, INC.	)
)
)/s/ Leslie Lounsbury

)LESLIE LOUNSBURY, PRESDIENT

)

in the presence of	)
)
____________________________	)

Witness

MANGAPETS INC.	)
)/s/ Roderick Shand
)RODERICK SHAND,PRESDIENT

)

in the presence of	)
)
_____________________________	)

Witness

MANGAPETS INC. WEBSITE ADVERTISING RATES

RATE REQUIREMENTS: Rates are based on the total space contracted for, IN WRITING AND IN ADVANCE. When contracting for multiple months, banner ad will run in consecutive months. Rates are for MangaPets Inc, members only. Non-members are not permitted to advertise on the NLA website. No advertising in violation of existing MangaPets Inc. sponsorship and/or benefit program agreements will be accepted.

Platinum Banner Advertisements

Locations: Limited to 1 per page

• Bottom of screen on homepage

• Top of screen on other pages

Limited to 1 per page

Dimensions: 468 pixels wide by 60 pixels high

Size: 15K

Format: JPEP, GIF or Animated GIF Logo

1 MONTH = $ 1,000

2 MONTHS = $ 950

3 MONTHS = $ 900

4 MONTHS = $ 850

5 MONTHS = $ 800

6 MONTHS = $ 750

Gold Banner Advertisements

Location: Right of screen - Limited to 2 per page

Dimensions: 200 pixels wide by 75 pixels high

Size: 15K or smaller

Format: JPEG, GIF or Animated GIF

1 MONTH = $ 500

2 MONTHS = $ 450

3 MONTHS = $ 400

4 MONTHS = $ 350

5 MONTHS = $ 300

6 MONTHS = $ 250

Website Advertising Insertion Order

Platinum Banner Advertisement

Prepaid 48 months at $520 per month

In the event Company does not provide advertising for the entire 48 months for any reason, Company shall refund the applicable pro rata portion of fees paid for advertising services not yet provided.

Contact Name: Leslie Lounsbury

Advertiser: Riverside Manitoba Inc. – “Say Magazine”

Address: 55 Braintree Crescent

City: Brandon, Manitoba

Telephone: 204-228-9695

Fax: 204582-7767

E-Mail: leslie@saymag.com

Please sign below, indicating your agreement to the terms and conditions mentioned below

September 30, 2005

Signature: /s/ Leslie Lounsbury

Leslie Lounsbury

Please mail or fax original to:

MangaPets Inc.

Suite 440-375 Water Street

Vancouver, B.C.

V6B 5C6

Office: 604-725-4160

Fax: 604-608-9010

Advertising Terms and Conditions

You are hereby authorized to enter our advertisement in the publications indicated at the top of this insertion order and according to the following terms:

The advertiser is liable for payment of all advertising charges incurred at the rates specified herein whether advertising order is placed by advertiser or through an advertising agency or other second-party representative. Failure of advertising agency or other second-party representative to pay advertising charges does not relieve advertiser of this obligation.

All advertising is subject to MangaPets inc. approval, and MangaPets inc. reserves the right to reject any advertising deemed not in keeping with the standards of the organization or the MangaPets Inc. code of ethics, or otherwise objectionable. Advertiser and advertising agency assume liability for all content (including text, representation and illustration) or advertisements printed and also assume responsibility for any claims arising therefrom made against the MangaPets Inc.

Advertiser and advertising agency assume all responsibility for ensuring advertisements comply with federal, state and local laws and regulations, and agree to indemnify and protect the MangaPets inc. from any violation thereof.

It is expressly understood that this agreement is based upon condition that the advertiser use the minimum space agreed upon during the contract term. If the minimum space is not used as agreed, the charge for all space will be determined by the MangaPets Inc. regular schedule of rates. The contract period will not be extended to permit advertisers to use the required space.

MangaPets Inc. may terminate this contract (a) without notice, if advertiser shall fail to pay the MangaPets Inc. for the advertising as above provided; (b) without notice, if advertiser become insolvent, makes an assignment for the benefit of creditors, is adjudged bankrupt, or a receiver of the property of business of advertiser is appointed, or if advertiser shall file a petition seeking relief as a debtor under the Federal Bankruptcy Act, or if a petition is filed against advertiser for reorganization under said Act or for adjunction for bankruptcy; (c) upon five days’ notice, for any other cause considered sufficient by the publisher.

MangaPets Inc. shall refund the applicable pro rata portion of fees paid for advertising services not yet provided in the event of termination.